Registration No. 333-120495
MTN No. 597 Rule 424(b)(2)

PRICING SUPPLEMENT No. 2 Dated March 23, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $750,000,000
Price to Public: 100%	Proceeds to HSBC: 99.94%
Issue Date: March 29, 2005	Stated Maturity: February 28, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: 3.13%	(As determined on March 23, 2005)
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .04% (+4 basis points)

Interest Payment Dates: Quarterly on the 28th of each February, May, August, and November, commencing May 31, 2005, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$525,000,000	DTC 2467
RBC Capital Markets Corporation	$75,000,000
Scotia Capital (USA) Inc.	$75,000,000
SG Americas Securities, LLC	$75,000,000

Agent's Discount or Commission: .06%	CUSIP: 40429JAB3